Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zhongpin Inc.:

We consent to incorporation by reference in the registration statement (No. 333-156007) on Form S-8 of Zhongpin Inc. of our report dated March 24, 2008, with respect to the consolidated balance sheet of Zhongpin Inc. and its subsidiaries as of December 31, 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007 which report appears in the December 31, 2008 annual report on Form 10-K of Zhongpin Inc.

/s/ Child Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah
March 16, 2009